Certain portions of this exhibit (indicated by “[***]”) have been omitted pursuant to Item 601(a)(6) of Regulation S‑K because disclosure of such information would constitute a clearly unwarranted invasion of personal privacy. The Company agrees to furnish supplementally an unredacted copy of the exhibit, or any section thereof, to the SEC upon request.
Exhibit 99.3

From: Avi Katz <[***]>
Sent: Tuesday, March 19, 2024 11:26 AM
To: Mariya Pylypiv <[***]>; Chirinjeev Kathuria <[***]>
Cc: Selman, Jeffrey <[***]>; Jeremy Livianu <[***]>; Luis Machuca <[***]>; Avi Katz <[***]>
Subject: Resignation from UPH Inc - requested
Importance: High

Mariya and Chirinjeev,

This letter is forwarded to you after the deliberation and resolution of the UPH Inc. Nom-Gov Committee.

As you are aware the International Court of Arbitration issued a final award yesterday in favor of UPH Holdings against Glocal Healthcare, Sabahat Azim, Richa Azim, Gautam Chowdhury, Meleveetil Damodaran, and Kimberlite Social Infra Private Limited, in the amount of more than $110 million.

In light of the prior filing of schedules 13D by you and the Azim’s for control of UPH Inc. including seeking to name Sabahat Azim and Meleveetil Damodaran to the BOD of UPH Inc., both of your relationships as part of a 13D group with these individuals (the “13D Group”) against whom the company now holds an award pertaining to a breach of contract that occurred during the exact period of time that the 13D Group was active, and which the company will be seeking to enforce immediately, create an irreconcilable conflict of interest which can only be resolved by you both immediately resigning from the BOD of UPH Inc.

Hence, we request your written resignation letter by the end of the day today, March 19th 2024, to avoid any further conflicts.

Thanks for your consideration,

Dr. Avi Katz

UPH Inc., Chairman of the Board of Directors